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                                                                     Exhibit 3.1



                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                                 GOAMERICA, INC.

         GoAmerica, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Corporation"), hereby certifies as follows:

         1. The name of the corporation is GoAmerica, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 1, 1999.

         2. This Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law. This Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented.

                                    ARTICLES

         FIRST: The name of the Corporation is GoAmerica, Inc.

         SECOND: The Corporation's registered office in the State of Delaware is located at Corporation Service Corporation, 1013 Centre Road, City of Wilmington County of New Castle, Delaware 19805. The name of its registered agent at such address is Corporation Service Corporation.

         THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: (a) The total number of shares of capital stock which the Corporation shall have the authority to issue is 204,351,943 shares, consisting of: (i) two hundred million (200,000,000) shares of Common Stock, par value $0.01 per share (the "Common Stock"); and (ii) four million three hundred fifty one thousand nine hundred forty three (4,351,943) shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

         (b) The authorized but undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of subsection (a) above, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualification, limitations or restrictions thereof.

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         The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         (i) The number of shares constituting that series and the distinctive designation of that series;

         (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

         (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (vi) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         (vii) Any other relative rights, preferences and limitations of that series.

         FIFTH: Directors elected by the holders of voting stock shall, in accordance with the Corporation's By-laws, be classified in respect to the time for which they shall severally serve on the Board of Directors by dividing them into three staggered classes which shall be as nearly equal in number as possible. Each member of each class shall serve for three-year terms. At each annual meeting of the stockholders, the stockholders shall elect Directors of the class which term then expires, to serve until the third succeeding annual meeting. Except as otherwise provided in this Restated Certificate of Incorporation, each Director shall serve for the term for which elected and until his or her successor shall be duly elected and shall qualify.

         SIXTH: The Corporation is to have perpetual existence.

         SEVENTH: The following provisions are included for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and stockholders:

         (i) The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, subject to any limitation thereof contained in the Bylaws. The stockholders also shall have the power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the


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affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

         (ii) Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

         (iii) Special meetings of stockholders may be called at any time only by the President, the Chairman of the Board of Directors of the Corporation (if any) or a majority of the Board of Directors of the Corporation. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes set forth in the notice of such special meeting.

         (iv) The Board of Directors of the Corporation, when evaluating any offer of another party (a) to make a tender or exchange offer for any equity security of the Corporation or (b) to effect a business combination, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to any such factors as the Board of Directors of the Corporation determines to be relevant, including, without limitation:

                  (1) the interests of the Corporation's stockholders, including the possibility that these interests might be best served by the continued independence of the Corporation;

                  (2) whether the proposed transaction might violate federal or state laws;

                  (3) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation's financial condition and future prospects; and

                  (4) the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with the Corporation, upon the communities in which the Corporation conducts its business and upon the economy of the state, region and nation.

         In connection with any such evaluation, the Board of Directors of the Corporation is authorized to conduct such investigations and engage in such legal proceedings as the Board of Directors of the Corporation may determine.

         (v) in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote


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of the holders of at least eighty percent (80%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend any provision of Articles SEVENTH or EIGHTH of this Restated Certificate of Incorporation.

         EIGHTH: A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph nor the adoption of any provision of the Restated Certificate of Incorporation inconsistent with this paragraph shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         NINTH: Election of directors need not be by written ballot.

                                    *********

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IN WITNESS WHEREOF, the undersigned, being the Chief Financial Officer,
Treasurer and Secretary of the Corporation, does hereby execute this Restated Certificate of Incorporation this 5th day of May, 2000.




                      By:   /s/ Francis J. Elenio
                            ------------------------------------------------
                            Francis J. Elenio
                            Chief Financial Officer, Treasurer and Secretary


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